Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2010, relating to the financial statements and financial statement schedule of IDEX Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in accounting principle) and the effectiveness of IDEX Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of IDEX Corporation for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Chicago, Illinois
December 1, 2010